Exhibit 19.1

SECURITIES TRADING COMPLIANCE PROGRAM
Contents

1.	Letter to Directors, Officers and Employees
2.	Securities Trading Policy
3.	Addendum to Securities Trading Policy Regarding Pre-Clearance and Blackout Procedures
4.	Form of Event-Specific Blackout Letter

This Securities Trading Policy (this "Policy") has been prepared to focus the Company and its personnel on areas of ethical risk regarding trading stock of the Company and any affiliates, provide guidance to personnel to help them recognize and deal with such ethical issues, and to help foster a culture of honesty and accountability. This Policy applies to every director, officer, employee and consultant of Vishay and its subsidiaries throughout the world. While this Policy details conduct expected of each of us and standards to follow in our trading of Company securities, no code or policy can spell out the appropriate conduct and ethical behavior for every situation with which we are confronted. In the final analysis, we have to rely on our own common sense, good judgment and conscience. Therefore, this Policy is intended to provide guidelines to assist us in our work for Vishay. An Addendum (the "Addendum") to this Policy contains additional provisions applicable to directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, and other employees or consultants in groups such as finance, legal, investor relations, sales, operations, human resources and R&D, who are more likely to be exposed to nonpublic information on a recurring basis.

At Vishay, we expect everyone to conduct themselves according to the highest standards of business ethics and integrity. Adherence to these principles is important in order to maintain public trust and confidence in our Company. Even an action that merely appears to be unethical can reflect negatively on us and harm our community standing.

Vishay takes great pride in the high level of integrity and business ethics displayed by our directors, officers, and employees. We hope and expect that the publication of this Policy will help foster and maintain this tradition.

May 23, 2023

Sincerely,
/s/ Marc Zandman
Marc Zandman
Executive Chairman of the Board

Amended May 23, 2023

SECURITIES TRADING POLICY
Background
Vishay Intertechnology, Inc.’s board of directors has adopted this Securities Trading Policy (this “Policy”) for our directors, officers, employees and consultants with respect to the trading of the Company’s securities, as well as the securities of publicly traded companies with whom we have a business relationship.
Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent securities trading by company personnel in violation of applicable securities laws. Failure to comply with this Policy may also require the Company to impose sanctions on offending parties.
This Policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s and your reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Policy. As the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you, it is in everyone’s best interest to closely adhere to this Policy. Should you have any questions regarding this Policy, please contact the Legal Department or the Human Resources Department.
Scope of Policy
Persons Covered. As a director, officer, employee or consultant of the Company or its subsidiaries, this Policy applies to you. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person complies with this Policy. This Policy further applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
Companies Covered. The prohibition on securities trading in this Policy is not limited to trading in the Company’s securities. It includes trading in the securities of any affiliates of the Company. It also includes other firms, such as customers or suppliers of the Company and those with which the Company may be negotiating significant transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of its affiliates or other firms.

Transactions Covered. Trading includes purchases and sales of stock, derivative securities such as put and call options and convertible debentures, warrants, or preferred stock, debt securities (debentures, bonds and notes), as well as derivative securities not issued by the Company such as exchange-traded put or call options or swaps relating to the Company’s securities.

Transactions Not Covered by the Policy

Restricted Stock Units. This Policy does not apply to the vesting of restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock units. The Policy does apply, however, to any market sale of stock after restricted stock units have vested.

Transactions Not Involving a Purchase or Sale. Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company’s securities while the officer, employee, director or consultant is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below in the “Addendum to Securities Trading Policy Regarding Pre-Clearance and Blackout Procedures” (the “Addendum”).

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock after it has vested.

Stock Option Exercises. This Policy’s trading restrictions generally do not apply to the exercise of a stock option for cash or to the net exercise of a stock option. The trading restrictions do apply, however, to any sale of the underlying stock and to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise.

Statement of Policy

Trading on Inside Information. You may not trade in the securities of the Company, directly or through family members or other persons or entities, if you are aware of material nonpublic information relating to the Company. Similarly, you may not trade in the securities of any other company if you are aware of material nonpublic information about that company which you obtained in the course of your involvement with the Company.

Disclosure of Material Nonpublic Information to Others. You may not disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company. Similarly, you may not communicate to any such persons any material nonpublic information about another company which you obtained in the course of your involvement with the Company.
No Tipping. You may not recommend to anyone the purchase or sale of any securities when you are aware of such material nonpublic information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading. Because even a casual remark recommending a purchase or sale of the Company’s securities could be misconstrued as being based upon material, nonpublic information, you should exercise caution in making any such recommendation.

Blackout and Pre-Clearance Procedures. To help prevent inadvertent violations of the federal securities laws and the Hart-Scott Rodino Antitrust Improvements Act of 1976, and to avoid even the appearance of trading on the basis of inside information, the Company’s Board of Directors has adopted the Addendum to this Policy that applies to directors, executive officers subject to Section 16 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), whom we refer to as “executive officers” throughout this Policy, and certain designated employees and consultants of the Company and its subsidiaries who are likely to have access to material nonpublic information about the Company. The Company will notify you if you are not a director or executive officer but are nonetheless designated to be subject to the Addendum.

The Addendum generally prohibits persons covered by it from trading in the Company’s securities during quarterly blackout periods and during certain event-specific blackouts. Persons subject to the Addendum must also pre-clear all transactions in the Company’s securities with the Company’s Legal Department. Pre-clearance is not required for purchases and sales of company securities under an approved Rule 10b5-1 Plan once the applicable cooling-off period has expired. Rule 10b5-1 Plans are discussed below.

Definition of Material Nonpublic Information
Inside information has two important elements -- materiality and public availability.

Material Information. Information is material if a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Common examples of material information about a company are:
●	Projections of future earnings or losses or other earnings guidance.
●	Earnings that are inconsistent with the consensus expectations of the investment community.
●	A change in auditors or notification that the auditors reports may no longer be relied upon.
●	A pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets.
●	A pending or proposed joint venture.
●	A change in senior management or the board of directors.
●	Significant related party transactions.
●	The establishment of a repurchase program for company securities.
●	A change in the company's pricing or cost structure.
●	Major marketing changes.
●	Major events regarding the company's securities, including the declaration of a stock split or a cash or stock dividend and an offering of additional securities.
●	Significant changes in the company's debt ratings or bank borrowing or other financing transactions out of the ordinary course.
●	A company restructuring.
●	Impending bankruptcy or the existence of severe liquidity problems.
●	Actual or threatened major litigation, or the resolution of such litigation.
●	New major contracts, orders, suppliers, customers or finance sources, or the loss thereof.
●	The pending introduction of major new products or the yet-to-be-publicized development of important new inventions.
The above examples of material information are not exhaustive. Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. As a general rule, information is considered nonpublic until the first full trading day after the information is broadly disseminated. For example, if the Company announces financial earnings before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Wednesday (assuming you are not aware of other material nonpublic information at that time). However, if the Company announces earnings after trading begins on that Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday.

Additional Guidance

The Company considers it inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the Securities Trading laws. Accordingly, your trading in Company securities is subject to the following:

Short Sales. You may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).

Publicly Traded Options. You may not engage in transactions in publicly traded options in the Company’s securities, such as puts, calls and other derivative securities, on an exchange or in any other organized market.

Standing Orders. Standing orders regarding the Company’s securities should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful securities trading. This prohibition does not apply to purchase and sales under a Rule 10b5-1 plan that is approved by the Legal Department. Rule 10b5-1 plans are discussed below.

Margin Accounts and Pledges. Company securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, you are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Hedging. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involve the establishment of a short position in the Company’s securities and limit or eliminate your ability to profit from an increase in the value of the Company’s securities. When this occurs, you may no longer have the same interests and objectives as other stockholders of the Company. Therefore, you are prohibited from engaging in any hedging or monetization transactions involving Company securities.

Rule 10b5-1 Trading Plans

General. A Rule 10b5-1 trading plan is a written program for trading securities designed to gain the protections of the defenses against insider trading under Rule 10b5-1 (“Rule 10b5-1”) of the Exchange Act. A plan of this type establishes parameters for purchases and/or sales of the Company’s securities by a broker or other independent fiduciary, or places discretion in another person who has no material, nonpublic information. Once the plan agreement is executed, the person who creates the trading plan retains no discretion over purchases or sales of the Company’s securities under the plan. This includes the amount of the securities being traded, the trading prices and the timing of the trades. For example, a trading plan may simply instruct a broker to sell 1,000 shares on the first of every month, or it may involve a complex trading formula. In order to be eligible to rely on the defenses under Rule 10b5-1, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in the Company’s securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If such plan meets the requirements of Rule 10b5-1, securities of the Company may be purchased or sold without regard to certain insider trading restrictions.

Pre-Approval. Because the rules governing trading plans can be complex, any person subject to the Addendum considering entering into a Rule 10b5-1 Plan should first consult the Legal Department. All persons subject to the Addendum must obtain the written pre-approval of the Legal Department prior to (i) adopting any new plan or (ii) modifying, amending or terminating any existing plan. By providing any such pre-approval , however, the Company does not incur any obligation to assure that the plan or the other action approved complies with Rule 10b5-1 or assume any liability if it does not. Each director, officer, employee or consultant who adopts a Rule 10b5-1 Plan should consult with his or her own legal counsel.

Mandatory Cooling-Off Periods.

●
Directors and Executive Officers. New Rule 10b5-1 Plans submitted by a director or executive officer, and amendments or modifications to an existing plan, must provide for transactions to occur no earlier than the later of the date that is (i) ninety (90) days after the effective date of the new plan, or amendment or modification to an existing plan, and (ii) two business days following the disclosure by the Company of its financial results in a Quarterly Report on Form 10-Q or Annual Report on Form 10-K covering the fiscal quarter in which the plan was adopted, amended or modified, provided that this mandatory cooling-off period shall not exceed one hundred twenty (120) days after adoption of the new plan, or amendment or modification to an existing plan.

●
All Other Persons. New Rule 10b5-1 Plans adopted by any person subject to this Policy, other than directors and executive officers, and amendments or modifications to an existing plan by such persons, must provide for transactions to occur no earlier than thirty (30) days after the effective date of the new plan, or amendment or modification to an existing plan.

Good Faith Certification. All new Rule 10b5-1 Plans, and any amendments or modifications of an existing plan, must be entered into in good faith by the applicable person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when such person was not in possession of material nonpublic information about the Company. All directors and executive officers seeking to establish a new plan, or amend or modify an existing plan, will be required to provide a written representation to the Company certifying to that effect.

Discretionary Authority. All new plans, and any modifications or amendments to an existing plan, must give a third party the discretionary authority to execute purchases and sales under the plan, on behalf of but outside the control of the person subject to this Policy, provided the third party does not possess any material nonpublic information about the Company.
Alternatively, the plan must explicitly specify the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

Overlapping Plans. No person subject to this Policy may maintain more than one active plan at the same time, without the pre-approval of the Legal Department. Multiple overlapping plans may be approved by the Legal Department in limited circumstances as permitted under Rule 10b5-1. This restriction on multiple overlapping plans will not apply to a plan adopted solely and exclusively for the purpose of selling Company securities to satisfy a person’s tax obligations through a “sell-to-cover” method in connection with the vesting of equity awards (“Sell-to-Cover Plans”). Sales under Sell-to-Cover Plans must be strictly limited to the number of securities needed to cover such person’s tax obligations and the award holder may not be permitted to exercise control over the timing of such sales. This exemption does not apply to plans for sales incident to the exercise of option awards.

Single-Trade Plans. Only one “single-trade plan” may be utilized by a person subject to this Policy in any twelve-month period. A single-trade plan is a Rule 10b5-1 Plan for the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction. This restriction does not apply to Sell-to-Cover Plans.

Post-Employment Transactions

This Policy continues to apply to your transactions in Company securities even after you have ended employment or other services to the Company or a subsidiary as follows: if you are aware of material nonpublic information when your employment or service relationship ends, you may not trade in Company securities until that information has become public or is no longer material.

Unauthorized Disclosure

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.

Disclosures to Outsiders. The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Also, individuals who talk directly to reporters without going through the proper channels risk providing incorrect information or revealing proprietary strategies. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals. Unless responding to such inquiries is among your specifically authorized responsibilities, you should politely refer all media representatives to the Vishay Investor Relations Department.

Disclosure to Company Personnel. You should consider the consequences of disclosure of material, nonpublic information even in discussions with Company personnel. For example, these individuals could be prohibited from trading in the Company’s securities until the information is publicly disclosed or, as a result of your communication, they could inadvertently engage in a violation of the securities laws or this Policy. Accordingly, even within the Company, you should restrict dissemination of material, nonpublic information on a need-to- know basis.

Company Assistance

Your compliance with this Policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Legal Department. Do not try to resolve uncertainties on your own, as the rules relating to securities trading are often complex, not always intuitive and carry severe consequences.

Consequences of Violation

Violation of the Policy may result in both civil and criminal penalties under applicable securities laws. You may also be subject to Company sanctions, that could include termination of your relationship with the Company.

This Policy is amended on May 23, 2023.

May 23, 2023

ADDENDUM TO SECURITIES TRADING POLICY
REGARDING
PRE-CLEARANCE AND BLACKOUT PROCEDURES

To help prevent inadvertent violations of the federal securities laws and the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and to avoid even the appearance of trading on inside information, Vishay Intertechnology, Inc.’s board of directors has adopted this Addendum (this “Addendum”) to the Vishay Securities Trading Policy (the “Policy”). This Addendum applies to directors, executive officers subject to Section 16 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), whom we refer to as “executive officers” throughout this Addendum, and certain designated employees and consultants of the Company and its subsidiaries who are likely to have access to material nonpublic information about the Company. These individuals are referred to in this Addendum as “Covered Persons.” The names and/or positions of the Covered Persons subject to this Addendum are listed on the attached Schedule I. The Company may from time to time designate other individuals or positions that, are subject to this Addendum and will amend Schedule I from time to time as necessary to reflect changes.

This Addendum supplements the Policy. Covered Persons subject to the Addendum must also comply with the Policy.

Pre-clearance Procedures

Covered Persons are subject to the following pre-clearance procedures.

You, together with your immediate family members and members of your or their households, may not engage in any transaction involving the Company’s securities without first obtaining preclearance of the transaction from the Company’s Legal Department.1 This includes stock plan transactions such as an option exercise, gifts, loans, contribution to a trust or any other transfer. A request for pre-clearance should be submitted to the Legal Department at least two business days in advance of the proposed transaction. The Legal Department is under no obligation to approve a trade submitted for preclearance, and may determine not to permit the trade. Unless the Legal Department specifies otherwise, a pre-clearance for a trade or other activity involving Company securities will be valid for a period of five business days from the date on which the pre-clearance is given.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material non-public information about the Company, and should describe fully those circumstances to the Legal Department. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

1 The Corporate General Counsel may not trade in Company securities unless the Chief Executive Officer or the Chief Financial Officer has approved the trade(s) in accordance with the procedures set forth in this Addendum.

Blackout Procedures

Covered Persons are subject to the following blackout procedures.

Blackout Periods. The Company’s announcement of its quarterly and annual financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, you may not trade in the Company’s securities during the period beginning 15 days before the end of the quarter or year and ending after the first full business day following the release of the Company’s earnings for that quarter or year.

Interim Earnings Guidance and Event-Specific Blackouts. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

From time to time, an event may occur that is material to the Company and is known by only a few directors, executives, certain employees or consultants. So long as the event remains material and nonpublic, the persons who are aware of the event, as well as other persons covered by the earnings blackout procedures, may not trade in the Company’s securities, as follows. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Legal Department will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Legal Department to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Hardship Exceptions. A Covered Person who is subject to an earnings blackout period and who has an unexpected and urgent need to sell Company stock in order to generate cash may, in appropriate circumstances, be permitted to sell Company stock even during the blackout period. Hardship exceptions may be granted only by the Legal Department and must be requested at least two days in advance of the proposed trade. A hardship exception may be granted only if the Legal Department concludes that the person does not in fact possess material nonpublic information. Under no circumstance will a hardship exception be granted during an event-specific blackout period.

Exceptions. The earnings blackout periods and event-specific blackout periods do not apply to those transactions to which this Policy does not apply, as described above under the heading, “Transactions Not Covered by the Policy.” Further, the pre-clearance and blackout period requirements do not apply to transactions conducted pursuant to approved Rule 10b5-1 Plans, described below under the heading, “Exception for Approved 10b5-1 Plans.”

Exception for Approved 10b5-1 Plans

Trades by Covered Persons in the Company’s securities that are executed pursuant to an approved Rule 10b5-1 Plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in the Policy or, after the applicable cooling-off period, to the restrictions set forth above relating to pre-clearance procedures and blackout periods. As stated in the Policy, however, all trading plans of Covered Persons must be approved in advance in writing by the Legal Department.

Post-Employment Transactions

If you are aware of material nonpublic information when you terminate employment or services, you may not trade in the Company’s securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Addendum will cease to apply to your transactions in Company securities upon the expiration of any “blackout period” that is applicable to your transactions at the time of your termination of employment or services.

Compliance with the HSR Act, Rule 144 and Section 16

Directors and executive officers are responsible for compliance with the HSR Act, Rule 144 of the Securities Act of 1933, and Section 16 of the Exchange Act in connection with their transactions in the Company’s securities. The requirements of the Policy and this Addendum do not supersede the required compliance with your obligations under the HSR Act, Rule 144 and Section 16.

HSR Act. The HSR Act was adopted to give federal antitrust enforcement agencies advance notice of transactions that might harm competition. However, open-market purchases of Company securities and compensation related acquisitions of voting stock from the Company by its executive officers and directors can technically trigger HSR flings if the person acquiring the securities owns, or would own after the acquisition, securities in excess of the filing thresholds. Directors and executive officers with significant ownership interests in the Company should be aware that they may need to make a filing with the Federal Trade Commission and the Department of Justice pursuant to the HSR Act at least 30 days before an acquisition or transfer of Company securities. The Legal Department can answer further questions about the applicability of the HSR Act to a particular situation.

Rule 144. Directors and executive officers are required to file Form 144 before making open market sales of Vishay stock. This form is generally prepared and filed by your broker.

Section 16. Directors and executive officers should be aware that most transactions in Vishay stock are subject to the accelerated two business day reporting requirements under Section 16 of the Exchange Act. The Company’s policy is to assist directors and executive officers in completing and filing their Section 16 reports. It is important that the Legal Department receive prompt notice of reportable transactions, so that the Company can assist in filing the required reports on a timely basis.

Company Assistance

Your compliance with this Addendum and the Policy is of the utmost importance both for you and for the Company. If you have any questions about this Addendum, the Policy or their application to any proposed transaction, you may obtain additional guidance from the Legal Department.

Certification

All Covered Persons must certify their understanding of, and intent to comply with, the Policy and this Addendum on the form attached to this Addendum.

This Addendum is amended on May 23, 2023.

ADDENDUM TO SECURITIES TRADING POLICY REGARDING PRE-CLEARANCE
AND BLACKOUT PROCEDURES

CERTIFICATION

To Vishay Intertechnology, Inc.:

I have received and read a copy of the Vishay Intertechnology, Inc. Amended Securities Trading Policy, dated May 23, 2023 (the “Policy”), and the Addendum to Securities Trading Policy Regarding Pre-Clearance and Blackout Procedures dated May 23, 2023 (the “Addendum”). I hereby agree to comply with the requirements of the Policy and the Addendum.

_______________________________
(Name)
_______________________________
(Signature)
_______________________________
(Date)

Schedule I2

Covered Persons

1.	Directors
2.	Executive Officers subject to Section 16 of the Exchange Act
3.	President's or Equivalent Senior Leader Committee
4.	Investor Relations
5.	Corporate Controlling
6.	Corporate Treasury
7.	Corporate Tax
8.	Corporate Legal
9.	Corporate HR
10.	Operations Controlling
11.	Internal Audit
12.	Regional Sales Heads
13.	Regional Controllers
14.	Regional Legal
15.	Regional HR
16.	Regional Country Management
17.	Division Heads
18.	Division Controllers
19.	Division R&D Heads
20.	Operations Heads
21.	HR Business Partners
22.	Direct Reports to the CEO
23.	Direct Reports to the CFO
24.	Recipients of Certain Finance/Operational Reports
25.	Other individuals identified by the Executive Team

2 Covered Persons should include any person and any person that holds a specific position or in a specific department that recurrently has access to inside information. Therefore, if all accounting personnel will be Covered Persons, this schedule will simply list “Accounting Department” and any individual in such department will be subject to this Addendum.

FORM OF EVENT-SPECIFIC BLACKOUT-LETTER

Date: _______________

CONFIDENTIAL

Dear _______________:

Until further notice, you may not trade in any securities of the Company, as described under “Scope of Policy-Transactions Covered” in the Company’s Amended Securities Trading Policy previously delivered to you. You also may not inform anyone else of these restrictions on trading.

These restrictions on trading do not apply to the exercise for cash of stock options granted to you by the Company. However, sale of stock received from an option exercise, including in a broker-assisted cashless exercise, is subject to the restrictions. In addition, these restrictions do not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock after it has vested. The restrictions also do not apply to trading under an approved Rule 10b5-1 plan, once the applicable cooling off period has expired.

Very truly yours,

_________________________
Name: ___________________
Vishay Intertechnology, Inc.
Legal Department